Filed Pursuant to Rule 433

Issuer Free Writing Prospectus, Dated January 23, 2017

Relating to Preliminary Prospectus, Dated January 17, 2017

Registration Statement No. 333-215179

JAGGED PEAK ENERGY INC.

This free writing prospectus is being filed pursuant to Rule 433 of the Securities Act of 1933, as amended, and relates to the preliminary prospectus of Jagged Peak Energy Inc. (the “Company”), dated January 17, 2017 (the “Preliminary Prospectus”).  The information in this free writing prospectus supplements the Preliminary Prospectus and supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus or prepared based on assumptions that are inconsistent with the information below.

Supplemental Offering Information

The information in the Preliminary Prospectus relating to the Company’s acreage position is hereby supplemented as set forth below.  References to “we”, “us”, “our” and like terms refer to the Company.

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Since September 30, 2016, we have entered into a series of unrelated purchase and swap transactions, the overall effect of which has led us to a gain of approximately 6,389 net undeveloped acres in the Southern Delaware Basin as a continuation of our efforts to facilitate further long and extra-long lateral development opportunities. Specifically, we acquired approximately 4,113 net acres in our Big Tex project area, approximately 1,075 net acres in our Cochise project area and 1,201 net acres in our Whiskey River project area. We have not adjusted our net or gross well count for any acreage acquired after September 30, 2016.

As of the date hereof, and after giving effect to the acquisitions described above, we hold an average 92% working interest in approximately 72,831 gross (67,264 net) acres, and we operate approximately 98% of our acreage position.

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The Company has filed a registration statement (including the Preliminary Prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free at (800) 831-9146 or writing to: Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717; Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, Eleven Madison Avenue, New York, NY 10010, Telephone: (800) 221-1037; Newyork.prospectus@credit-suisse.com; or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: (866) 803-9204, prospectus-eq_fi@jpmchase.com.